July 10, 2023

Victoria Brydon
[redacted]

Dear Victoria,

Thank you for your efforts and achievements. Please review the following changes with respect to your employment with D-Wave Systems Inc. (the "Company");

a) A promotion to the position of Chief People Officer;

b) An increase in your Base Salary to $334,936 CAD ($251,000 USD) per year, made effective May 1, 2023; and

c) You will also be eligible to participate in the D-Wave Annual Incentive Plan (the "AIP") and any performance-based incentive plan in a future year that applies to permanent full-time employees of the Company who are at the level of EVP. Payment of any bonus to you is subject to the terms and conditions of the applicable AIP. Your on-target bonus under any applicable AIP, effective May 1, 2023, will be 70% of your Base Salary, pro-rated, based on achievement of the corporate objectives under the applicable AIP and your personal objectives set by the CEO in relation to the applicable AIP. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives is in the sole discretion of the board of directors of the Company (the "Board").

All other terms of your employment will remain as set out in your employment agreement with the Company.

Victoria, thank you for your commitment to our team. Congratulations on your promotion and we look forward to your continued success!

Sincerely,

DocuSigned by:
Alan Baratz
14309ACD421C41F...
Alan Baratz
President and CEO

Accepted on 11-Jul-2023 | 7:38 AM PDT

By:

DocuSigned by:
Victoria Brydon
699163EB152A459...
Victoria Brydon